Exhibit 2.1

THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Third Amendment”), effective as of July 20, 2021, is by and among TechPrecision Corporation, a Delaware corporation (“Parent”), Stadco New Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Stadco, a California corporation (the “Company”), Stadco Acquisition, LLC, a California limited liability company (“Holdco”), and Douglas A. Paletz, as stockholders representative (the “Stockholders Representative”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

BACKGROUND

WHEREAS, whereas Parent, Purchaser, the Company, Holdco, Stockholders Representative, and the Stockholders entered into that certain Stock Purchase Agreement dated as of October 16, 2020 (the “Purchase Agreement”);

WHEREAS, Parent, Purchaser, the Company, Holdco, and Stockholders Representative entered into that Amendment to Stock Purchase Agreement on December 15, 2020 and Second Amendment to Stock Purchase Agreement on February 28, 2021; and

WHEREAS, Parent, Purchaser, the Company, Holdco, and the Stockholders Representative now desire to further amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.            Extension of Certain Dates. Section 3.1, Section 10.1(c), and Section 10.1(d) of the Purchase Agreement are hereby amended to replace July 31, 2021 in Section 3.1, Section 10.1(c), and Section 10.1(d) with the date August 31, 2021.

2.            Amendment to Section 2.2. Section 2.2 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

“Purchase Price. In consideration of the sale of the Shares by Holdco to the Purchaser, Parent, on behalf of Purchaser, shall deliver to Holdco an aggregate of 666,666 shares of Parent’s common stock (the “Consideration Stock”), with a value for purposes of this Agreement of $1,100,000.00 (the “Purchase Price”). Notwithstanding the foregoing, if the Anniversary Stock Price (as defined below) of the Consideration Stock is less than $1.65 (“Deficit”), Parent shall, at its election, but only with respect to Continuously Held Stock either, (x) issue additional shares of Consideration Stock to Holdco in an amount equal to (A) the number of Continuously Held Shares multiplied by (B) the Deficit, with such product then divided by (C) the Anniversary Price, (y) pay to Holdco an amount in cash equal to (A) the Deficit multiplied by (B) the number of Continuously Held Shares, or (z) a combination of (x) and (y) above. For purposes hereof, (i) “Average Price” means the average of the closing price of Parent’s common stock over the 10 trading days prior to the applicable measurement date, and (ii) “Anniversary Stock Price” means the Average Price measured as of the date that is one year after the date of the Closing. “Continuously Held Shares” shall mean the shares of Consideration Stock held by Holdco or the Stockholders continuously from date of issuance to the date one year after Closing. The Purchase Price shall be payable at the Closing as described in Section 3.2 below.”

3.         Amendment to Annex I. Annex I to the Purchase Agreement is hereby deleted in its entirety and replaced with the Annex I attached hereto as Exhibit A.

4.         Counterparts. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Third Amendment by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterparty to this Third Amendment.

5.         Governing Law. This Third Amendment shall be governed by and shall be construed in accordance with the laws of the State of Delaware. All parties hereto submit to the jurisdiction of any court, state or federal, sitting in the State of Delaware to adjudicate any dispute hereunder.

6.         No Other Changes. Except as modified by this Third Amendment, the Purchase Agreement, as previously amended, shall remain in full force and effect without change.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Stock Purchase Agreement on the day and year first above written.

PARENT:

TECHPRECISION CORPORATION, a Delaware corporation

By:	/s/ Alexander Shen
Name:	Alexander Shen
Title:	Chief Executive Officer

PURCHASER:

Stadco New Acquisition, LLC, a Delaware limited liability company

By:	/s/ Alexander Shen
Name:	Alexander Shen
Title:	Chief Executive Officer

COMPANY:

STADCO, a California corporation

By:	/s/ Douglas A. Paletz
Name:	Douglas A. Paletz
Title:	President

HOLDCO:

STADCO Acquisition, LLC, a California limited liability company

By:	/s/ Babak Parsi
Name:	Babak Parsi
Title:	President

STOCKHOLDERS REPRESENTATIVE:

/s/ Douglas A. Paletz
Douglas A. Paletz, as Stockholders Representative

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Exhibit A

Revised Annex I

(attached)

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Annex I

Pro Rata Amounts

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